Exhibit 99.1

MEDIA:	INVESTORS:
Marcey Zwiebel	Bryan Gill
(412) 762-4550	(412) 768-4143
media.relations@pnc.com	investor.relations@pnc.com

PNC REPORTS SECOND QUARTER 2021 NET INCOME OF $1.1 BILLION,
$2.43 DILUTED EPS

BBVA USA acquisition successfully closed;
strong fee income growth; solid credit quality metrics
PITTSBURGH, July 14, 2021 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported:

	For the quarter
In millions, except per share data and as noted	2Q21	1Q21	2Q20	Second Quarter Highlights

▪Closed the acquisition of BBVA USA on June 1, 2021
▪Second quarter results include one month impact of BBVA USA
▪Adjusted EPS was $4.50, excluding the initial provision for credit losses and integration costs related to BBVA USA
▪Revenue increased 11% linked quarter driven by the BBVA USA acquisition and strong PNC legacy noninterest income growth
▪Expenses increased 18% linked quarter including integration expenses, increased business activity and litigation reserves
▪Provision for credit losses was $302 million, as a provision recapture of $704 million was more than offset by a $1.0 billion initial provision for BBVA USA
▪Total loans and deposits increased 24% and 21%, respectively, linked quarter due to the BBVA USA acquisition
▪Solid credit performance; acquired net loan charge-offs of $248 million were primarily due to purchase accounting

Financial Results
Revenue	$4,667	$4,220	$4,076
Noninterest expense	3,050	2,574	2,515
Pretax, pre-provision earnings (non-GAAP)	1,617	1,646	1,561
Provision for (recapture of) credit losses	302	(551)	2,463
Net income (loss) from continuing operations	1,103	1,826	(744)

Per Common Share
Diluted earnings (loss) from continuing operations - as reported	$2.43	$4.10	$(1.90)
Diluted earnings (loss) from continuing operations - as adjusted (non-GAAP)	4.50	NA	NA
Book value	120.25	118.47	115.26
Tangible book value (non-GAAP)	93.83	96.57	93.54

Balance Sheet & Credit Quality
Total loans (in billions)	$294.7	$237.0	$258.2
Total deposits (in billions)	452.9	375.1	346.0
PNC legacy net loan charge-offs	58	146	236
Acquired net loan charge-offs	248	NA	NA
Allowance for credit losses to total loans	2.16%	2.20%	2.55%

Selected Ratios
Return on average common equity	8.32%	14.31%	30.11%
Return on average assets	0.88	1.58	3.21
Net interest margin (non-GAAP)	2.29	2.27	2.52
Noninterest income to total revenue	45	44	38
Efficiency	65	61	62
Common Equity Tier 1 capital ratio	10.0	12.6	11.3

Adjusted EPS is a non-GAAP measure calculated by excluding the initial provision for credit losses for BBVA USA recorded on June 1, 2021 and integration costs. See this and other non-GAAP financial measures in the consolidated financial highlights accompanying this news release.

From Bill Demchak, PNC Chairman, President and Chief Executive Officer:

  "PNC had a successful second quarter. We closed on our acquisition of BBVA USA earlier than anticipated, organically grew fee income, deployed excess liquidity through securities purchases and maintained solid credit quality metrics. Underscoring our strong financial position and commitment to capital return, our board recently approved a 10 cent per share, or 9%, increase to our common stock dividend and announced $2.9 billion in share repurchase programs. Looking ahead, we are working towards a successful conversion of BBVA USA and are excited about the substantial opportunities for growth and efficiency improvements as we move forward as a combined company.

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PNC Reports Second Quarter 2021 Net Income of $1.1 Billion, $2.43 Diluted EPS – Page 2
Closed acquisition of BBVA USA Bancshares, Inc.
▪On June 1, 2021, PNC completed the acquisition of BBVA USA Bancshares, Inc., including its U.S. banking subsidiary BBVA USA, from the Spanish financial group BBVA S.A. PNC second quarter financial results include the impact of BBVA USA operations for the month of June 2021.
–Purchase price of $11.5 billion in cash.
–Net fair value premium of $322 million will be amortized through net interest income over time.
–On track to realize $900 million in cost saves in 2022.
–Expect to incur a total of $980 million in merger and integration related costs; the majority of which will be incurred in 2021.
–Conversion of customers, branches and systems is expected to occur in October 2021.

Income Statement Summary
	2Q21
In millions, except per share data	PNC legacy	BBVA USA	Initial provision for credit losses & integration costs	PNC consolidated
Net interest income (a)	$2,345	$236		$2,581
Noninterest income	2,016	80	$(10)	2,086
Total revenue	4,361	316	(10)	4,667
Noninterest expense	2,770	179	101	3,050
Provision for (recapture of) credit losses	(648)	(56)	1,006	302
Diluted EPS - as reported				2.43
Negative impact from initial provision for credit losses & integration costs (non-GAAP)				2.07
Diluted EPS - as adjusted (non-GAAP)				4.50
(a) BBVA USA net interest income includes a $30 million benefit from purchase accounting accretion
See non-GAAP financial measures included in the consolidated financial highlights accompanying this news release
Income Statement Highlights
Second quarter 2021 compared with first quarter 2021
▪Net income of $1.1 billion decreased $723 million, or 40%, primarily due to the initial provision for credit losses related to the acquisition of BBVA USA.
▪Total revenue of $4.7 billion increased $447 million, or 11%, reflecting the BBVA USA acquisition and an increase in PNC legacy noninterest income.
▪Net interest income of $2.6 billion increased $233 million, or 10%, driven by the acquired interest earning assets of BBVA USA and higher securities balances, partially offset by lower yields on PNC legacy interest earning assets.
–Net interest margin of 2.29% increased 2 basis points and included the interest earning assets acquired from BBVA USA.
▪Noninterest income of $2.1 billion increased $214 million, or 11%, including $80 million from BBVA USA.
–Fee income of $1.6 billion, including $62 million from BBVA USA, increased $229 million, or 16%, driven by growth in PNC legacy corporate and consumer services, primarily resulting from increased business activity.
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PNC Reports Second Quarter 2021 Net Income of $1.1 Billion, $2.43 Diluted EPS – Page 3
–Other noninterest income of $468 million, including $18 million from BBVA USA, declined $15 million, or 3%, and included a negative Visa Class B derivative fair value adjustment, lower net securities gains, and higher private equity revenue.
▪Noninterest expense of $3.1 billion, including $179 million of operating expenses from BBVA USA, increased $476 million, or 18%, and included integration expenses of $101 million and additions to second quarter legal reserves of $80 million related to various matters. Noninterest expense also increased due to growth in business and marketing activity during the second quarter.
▪Provision for credit losses was $302 million, as a provision recapture of $704 million, primarily driven by improvements in credit quality and macroeconomic factors as well as balance reductions, was more than offset by an initial provision for credit losses related to the BBVA USA acquisition of $1.0 billion. The first quarter included a provision recapture of $551 million.
▪The effective tax rate was 16.1% for the second quarter and 16.9% for the first quarter.

Balance Sheet and Credit Quality Summary
	June 30, 2021
In billions, except as noted	PNC legacy	BBVA USA	PNC consolidated
Loans	$234.2	$60.5	$294.7
Investment securities	108.9	17.6	126.5
Deposits	370.7	82.2	452.9
PNC legacy net loan charge-offs (in millions)	58		58
Acquired net loan charge-offs (in millions)		248	248
Net loan charge-offs (in millions)	58	248	306
Nonperforming assets (in millions)	1,938	880	2,818
Allowance for credit losses to total loans	1.93%	3.07%	2.16%
Balance Sheet Highlights
June 30, 2021 compared with March 31, 2021
▪Loans of $294.7 billion at June 30, 2021, including $60.5 billion related to BBVA USA, increased $57.7 billion.
–Commercial loans of $199.6 billion, including $38.5 billion from BBVA USA, increased $35.1 billion reflecting acquired loans and growth in PNC's legacy corporate banking and business credit businesses, partially offset by $4.5 billion of legacy PNC Paycheck Protection Program (PPP) loan forgiveness.
–Consumer loans of $95.1 billion, including $22.0 billion from BBVA USA, increased $22.6 billion driven by acquired loans and growth in PNC legacy residential mortgage loans.
▪Credit quality performance included the June 1, 2021 acquisition of BBVA USA and the associated purchase accounting impacts. PNC legacy credit quality improved across all metrics.
–Delinquencies of $1.3 billion at June 30, 2021, including $291 million acquired from BBVA USA, increased $144 million entirely driven by the acquisition which more than offset lower PNC legacy delinquencies.
–Total nonperforming assets of $2.8 billion at June 30, 2021, including $880 million acquired from BBVA USA, increased $639 million as lower PNC legacy nonperforming assets were more than offset by acquired nonperforming assets.
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PNC Reports Second Quarter 2021 Net Income of $1.1 Billion, $2.43 Diluted EPS – Page 4
–Net loan charge-offs of $306 million, included BBVA USA net loan charge-offs of $248 million, primarily reflecting the purchase accounting treatment for certain loans that were previously charged-off by BBVA USA, and PNC legacy net loan charge-offs of $58 million. Total net loan charge-offs increased $160 million.
–The allowance for credit losses to total loans was 2.16% at June 30, 2021 compared with 2.20% at March 31, 2021 and included an allowance for credit losses to total BBVA USA loans of 3.07%.
▪Deposits of $452.9 billion at June 30, 2021, including $82.2 billion in deposits acquired from BBVA USA, increased $77.8 billion due to growth in commercial and consumer deposits driven by the acquisition.
▪Investment securities of $126.5 billion at June 30, 2021, including $17.6 billion related to BBVA USA, increased $28.2 billion resulting from the acquisition and increased purchase activity.
▪Federal Reserve Bank balances at June 30, 2021 were $71.9 billion, decreasing $13.9 billion due to the payment of $11.5 billion for the purchase of BBVA USA and increased securities purchases, partially offset by balances acquired in the transaction.
▪PNC maintained strong capital and liquidity positions.
–On July 1, 2021, the PNC board of directors raised the quarterly cash dividend on common stock to $1.25 cents per share, an increase of 10 cents per share, or 9%, effective with the August 5, 2021 dividend payment.
–In June 2021, PNC announced the reinstatement of share repurchase programs with repurchases of up to $2.9 billion for the four-quarter period beginning in the third quarter of 2021.
–The Basel III common equity Tier 1 capital ratio was an estimated 10.0% at June 30, 2021 and 12.6% at March 31, 2021. The decrease was driven by the purchase of BBVA USA.
–The Liquidity Coverage Ratio at June 30, 2021 for PNC exceeded the regulatory minimum requirement.

Earnings Summary
In millions, except per share data	2Q21	1Q21	2Q20
Net income	$1,103	$1,826	$3,655
Net income attributable to diluted common shares - as reported	$1,037	$1,750	$3,569
Net income attributable to diluted common shares - as adjusted (non-GAAP)	$1,919	NA	NA
Diluted earnings per common share - as reported	$2.43	$4.10	$8.40
Diluted earnings per common share - as adjusted (non-GAAP)	$4.50	NA	NA
Average diluted common shares outstanding	427	426	426
Cash dividends declared per common share	$1.25	$1.15	$1.15
See non-GAAP financial measures included in the consolidated financial highlights accompanying this news release

    Second quarter 2021 net income of $1.1 billion, or $2.43 per diluted common share, included integration costs of $111 million pretax and a provision for credit losses of $1.0 billion pretax, resulting from the acquisition of BBVA USA. Excluding the impact of these items, adjusted diluted earnings per common share was $4.50.
In the second quarter of 2020, PNC divested its entire 22.4% equity investment in BlackRock, Inc. Net proceeds from the sale were $14.2 billion. For the second quarter of 2020, the after-tax gain on sale of $4.3 billion and BlackRock's historical results are reported as discontinued operations.
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PNC Reports Second Quarter 2021 Net Income of $1.1 Billion, $2.43 Diluted EPS – Page 5
The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported (GAAP) amounts. This information supplements results as reported in accordance with GAAP and should not be viewed in isolation from, or as a substitute for, GAAP results. Fee income, a non-GAAP financial measure, refers to noninterest income in the following categories: asset management, consumer services, corporate services, residential mortgage and service charges on deposits. Information in this news release, including the financial tables, is unaudited.

CONSOLIDATED REVENUE REVIEW

Revenue				Change	Change
				2Q21 vs	2Q21 vs
In millions	2Q21	1Q21	2Q20	1Q21	2Q20
Net interest income	$2,581	$2,348	$2,527	10%	2%
Noninterest income	2,086	1,872	1,549	11%	35%
Total revenue	$4,667	$4,220	$4,076	11%	14%

Total revenue for the second quarter of 2021 increased $447 million compared with the first quarter of 2021 and $591 million compared with the second quarter of 2020. In both comparisons the increase was largely due to the June 1, 2021 acquisition of BBVA USA, which contributed $316 million to total revenue, including $236 million of net interest income, $62 million of fee income and $18 million of other noninterest income. Both comparisons also benefited from higher PNC legacy noninterest income as a result of increased business activity.
Net interest income of $2.6 billion for the second quarter of 2021 increased $233 million compared to the first quarter driven by the acquired interest earning assets of BBVA USA and higher securities balances, partially offset by lower yields on PNC legacy interest earning assets. In comparison with the second quarter of 2020, net interest income increased $54 million as a result of acquired interest earning assets and lower rates on deposits, partially offset by lower PNC legacy loans outstanding and securities yields.
The net interest margin was 2.29% in the second quarter of 2021, 2.27% in the first quarter and 2.52% in the second quarter of 2020. The increase compared to the first quarter of 2021 was largely due to the addition of BBVA USA's interest earning assets, partially offset by lower yields on securities. Compared with the second quarter of 2020, the decrease primarily reflected higher average balances held with the Federal Reserve Bank.

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PNC Reports Second Quarter 2021 Net Income of $1.1 Billion, $2.43 Diluted EPS – Page 6

Noninterest Income				Change	Change
				2Q21 vs	2Q21 vs
In millions	2Q21	1Q21	2Q20	1Q21	2Q20
Asset management	$239	$226	$199	6%	20%
Consumer services	457	384	330	19%	38%
Corporate services	688	555	512	24%	34%
Residential mortgage	103	105	158	(2)%	(35)%
Service charges on deposits	131	119	79	10%	66%
Other	468	483	271	(3)%	73%
	$2,086	$1,872	$1,549	11%	35%

Noninterest income for the second quarter of 2021 increased $214 million compared with the first quarter. Asset management revenue grew $13 million primarily as a result of higher average equity markets. Consumer services increased $73 million driven by growth in transaction volumes. Corporate services was $133 million higher primarily due to increased merger and acquisition advisory fees, treasury management product revenue, and loan syndication fees. Service charges on deposits increased $12 million primarily due to the addition of BBVA USA, partially offset by fewer overdrafts reflecting the impact of Low Cash Mode℠. Other noninterest income decreased $15 million and included a negative Visa Class B derivative fair value adjustment, lower net securities gains and higher private equity revenue.
Noninterest income for the second quarter of 2021 increased $537 million compared with the second quarter of 2020. Asset management revenue grew $40 million as a result of higher average equity markets. Consumer services was $127 million higher driven by growth in transaction volumes. Corporate services increased $176 million driven by higher merger and acquisition advisory fees and treasury management product revenue. Residential mortgage revenue declined $55 million primarily due to lower loan servicing fees. Service charges on deposits increased $52 million primarily driven by higher transaction volumes and lower pandemic-related fee waivers. Other noninterest income increased $197 million primarily due to higher private equity revenue.

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change	Change
				2Q21 vs	2Q21 vs
In millions	2Q21	1Q21	2Q20	1Q21	2Q20
Personnel	$1,640	$1,477	$1,373	11%	19%
Occupancy	217	215	199	1%	9%
Equipment	326	293	301	11%	8%
Marketing	74	45	47	64%	57%
Other	793	544	595	46%	33%
	$3,050	$2,574	$2,515	18%	21%

Noninterest expense for the second quarter of 2021 increased $476 million and $535 million compared with the first quarter of 2021 and second quarter of 2020, respectively. The second quarter
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PNC Reports Second Quarter 2021 Net Income of $1.1 Billion, $2.43 Diluted EPS – Page 7
of 2021 included integration expenses of $101 million, BBVA USA related operating expenses of $179 million and additions to second quarter legal reserves of $80 million related to various matters. In both comparisons the increase was also driven by growth in business and marketing activity during the second quarter of 2021.
The effective tax rate from continuing operations was 16.1% for the second quarter of 2021, 16.9% for the first quarter of 2021 and 17.5% for the second quarter of 2020.
CONSOLIDATED BALANCE SHEET REVIEW
Total assets were $554.2 billion at June 30, 2021, $474.4 billion at March 31, 2021 and $459.0 billion at June 30, 2020. Second quarter 2021 balance sheet growth in both comparisons reflected the addition of assets from the BBVA USA acquisition. In comparison with the second quarter of 2020, the increase is also attributable to higher balances maintained with the Federal Reserve Bank reflecting deposit growth.

Loans				Change	Change
	June 30, 2021	March 31, 2021	June 30, 2020	06/30/21 vs	06/30/21 vs
In billions				03/31/21	06/30/20

Commercial	$199.6	$164.5	$180.2	21%	11%
Consumer	95.1	72.5	78.0	31%	22%
Total loans	$294.7	$237.0	$258.2	24%	14%

Loans were $294.7 billion at June 30, 2021, reflecting $60.5 billion related to BBVA USA, including $38.5 billion of commercial loans and $22.0 billion of consumer loans. Loans increased $57.7 billion compared with March 31, 2021 driven by the acquisition of BBVA USA.
Commercial loans increased $35.1 billion compared with the first quarter of 2021 and included loans acquired through the BBVA USA acquisition and growth in PNC's legacy corporate banking and business credit businesses, partially offset by $4.5 billion of PNC legacy PPP loan forgiveness. Consumer loans increased $22.6 billion compared with the first quarter of 2021 reflecting loans acquired through the BBVA USA acquisition and growth in PNC legacy residential mortgage loans.
Loans increased $36.5 billion compared with June 30, 2020, reflecting the impact of the BBVA USA acquisition, partially offset by lower utilization of loan commitments by commercial customers.
PPP loans outstanding at June 30, 2021 were $11.6 billion and included $2.1 billion acquired from BBVA USA. PPP loans outstanding were $14.0 billion at March 31, 2021 and $12.8 billion at June 30, 2020.

Investment Securities				Change	Change
	June 30, 2021	March 31, 2021	June 30, 2020	06/30/21 vs	06/30/21 vs
In billions				03/31/21	06/30/20
Quarter end	$126.5	$98.3	$98.5	29%	28%

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PNC Reports Second Quarter 2021 Net Income of $1.1 Billion, $2.43 Diluted EPS – Page 8
Investment securities were $126.5 billion at June 30, 2021, including $17.6 billion related to BBVA USA. Investment securities increased $28.2 billion and $28.0 billion compared with March 31, 2021 and June 30, 2020, respectively, reflecting investment securities acquired from BBVA USA and increased purchase activity. Purchase activity during the second quarter 2021 was primarily of agency residential mortgage backed and U.S. Treasury and government agency securities. Net unrealized gains on available for sale securities were $2.0 billion at both June 30, 2021 and March 31, 2021 and $3.4 billion at June 30, 2020.
Federal Reserve Bank balances at June 30, 2021 of $71.9 billion decreased $13.9 billion from $85.8 billion at March 31, 2021 due to the payment of $11.5 billion for the purchase of BBVA USA and increased securities purchases, partially offset by balances acquired in the transaction. Federal Reserve Bank balances increased $21.9 billion from $50.0 billion at June 30, 2020 primarily due to deposit growth.

Deposits				Change	Change
	June 30, 2021	March 31, 2021	June 30, 2020	06/30/21 vs	06/30/21 vs
In billions				03/31/21	06/30/20

Noninterest-bearing	$154.2	$120.7	$99.5	28%	55%
Interest-bearing	298.7	254.4	246.5	17%	21%
Total deposits	$452.9	$375.1	$346.0	21%	31%

Deposits at June 30, 2021 were $452.9 billion, including $82.2 billion related to BBVA USA. Deposits increased $77.8 billion compared with March 31, 2021 and $106.9 billion compared with June 30, 2020. In both comparisons the increase reflected deposits acquired from BBVA USA. Compared to June 30, 2020 the increase is also attributable to overall growth in commercial and consumer liquidity.

Borrowed Funds				Change	Change
	June 30, 2021	March 31, 2021	June 30, 2020	06/30/21 vs	06/30/21 vs
In billions				03/31/21	06/30/20
Quarter end	$34.8	$33.0	$47.0	5%	(26)%

Borrowed funds at June 30, 2021 were $34.8 billion, increasing $1.8 billion compared with the first quarter of 2021 due to debt acquired through the acquisition of BBVA USA. Compared to June 30, 2020 total borrowed funds decreased $12.2 billion primarily due to lower Federal Home Loan Bank borrowings.
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PNC Reports Second Quarter 2021 Net Income of $1.1 Billion, $2.43 Diluted EPS – Page 9

Capital	June 30, 2021		March 31, 2021	June 30, 2020
		*
Common shareholders' equity In billions	$51.1		$50.3	$48.9
Basel III common equity Tier 1 capital ratio	10.0%		12.6%	11.3%
Basel III common equity Tier 1 fully implemented capital ratio	9.7%		12.3%	10.9%
* Ratios estimated

PNC maintained a strong capital position. Common shareholders’ equity at June 30, 2021 increased $0.8 billion from March 31, 2021 as second quarter net income and an increase in accumulated other comprehensive income more than offset dividends paid during the second quarter.
In the second quarter of 2021, PNC returned capital to shareholders through dividends on common shares of $0.5 billion and refrained from repurchasing shares due to the BBVA USA transaction.
In June 2021, PNC announced the reinstatement of share repurchase programs with repurchases of up to $2.9 billion for the four-quarter period beginning in the third quarter of 2021.
On July 1, 2021, the PNC board of directors raised the quarterly cash dividend on common stock to $1.25 cents per share, an increase of 10 cents per share, or 9%, effective with the August 5, 2021 dividend payment.
For information regarding PNC's Basel III capital ratios, see Capital Ratios in the Consolidated Financial Highlights. The 2019 Tailoring Rules became effective for PNC as of January 1, 2020. PNC elected a five-year transition provision effective March 31, 2020 to delay for two years the full impact of the Current Expected Credit Losses (CECL) standard on regulatory capital, followed by a three-year transition period. The fully implemented ratios reflect the full impact of CECL and exclude the benefits of this transition provision.

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	At or for the quarter ended			2Q21 vs	2Q21 vs
In millions	6/30/2021	3/31/2021	6/30/2020	1Q21	2Q20
Provision for (recapture of) credit losses	$302	$(551)	$2,463	$853	$(2,161)
PNC legacy net loan charge-offs	$58	$146	$236	(60)%	(75)%
Acquired net loan charge-offs	$248
Net loan charge-offs	$306	$146	$236	110%	30%
Nonperforming assets	$2,818	$2,179	$1,955	29%	44%
Accruing loans past due 90 days or more	$527	$479	$456	10%	16%
Allowance for loan and lease losses	$5,730	$4,714	$5,928	22%	(3)%
Allowance for unfunded lending related commitments	$645	$507	$662	27%	(3)%
Allowance for credit losses to total loans	2.16%	2.20%	2.55%
Nonperforming assets to total assets	0.51%	0.46%	0.43%
Net charge-offs to average loans (annualized)	0.48%	0.25%	0.35%

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PNC Reports Second Quarter 2021 Net Income of $1.1 Billion, $2.43 Diluted EPS – Page 10

The second quarter of 2021 credit quality performance included the June 1, 2021 acquisition of BBVA USA and the associated purchase accounting impacts. PNC legacy credit quality improved across all metrics.
Provision for credit losses was $302 million in the second quarter of 2021, as a provision recapture of $704 million, primarily driven by improvements in credit quality and macroeconomic factors as well as balance reductions, was more than offset by an initial provision for credit losses of $1.0 billion related to the BBVA USA acquisition. The first quarter included a provision recapture of $551 million.
Net loan charge-offs were $306 million and included BBVA USA net loan charge-offs of $248 million, primarily representing the purchase accounting treatment for certain loans that were previously charged-off by BBVA USA, and PNC legacy net loan charge-offs of $58 million. Total net loan charge-offs increased $160 million and $70 million compared with March 31, 2021 and June 30, 2020, respectively. In both comparisons the increase was driven by the impact of the BBVA USA acquisition, partially offset by lower PNC legacy commercial and consumer net loan charge-offs.
PNC legacy commercial net loan charge-offs were $8 million for the second quarter of 2021, decreasing $43 million from the first quarter of 2021 primarily due to lower commercial and industrial net loan charge-offs. PNC legacy consumer loan net charge-offs were $50 million in the second quarter of 2021, declining $45 million from the first quarter of 2021 largely due to lower gross charge-offs related to auto and credit card loans.
The allowance for credit losses was $6.4 billion at June 30, 2021, $5.2 billion at March 31, 2021 and $6.6 billion at June 30, 2020. The allowance for credit losses at June 30, 2021 included the impact of BBVA USA's initial provision for credit losses of $1.0 billion and fair value purchase accounting credit marks of $1.2 billion, partially offset by a provision recapture of $704 million and net loan charge-offs of $306 million. The allowance for credit losses as a percentage of total loans was 2.16% at June 30, 2021 and included the allowance for credit losses to total BBVA USA loans of 3.07%. The allowance for credit losses as a percentage of total loans was 2.20% at March 31, 2021 and 2.55% at June 30, 2020.
Nonperforming assets at June 30, 2021 of $2.8 billion included $880 million of nonperforming assets acquired from BBVA USA, increasing $639 million and $863 million compared with March 31, 2021 and June 30, 2020, respectively. In both comparisons the increase was primarily due to nonperforming assets acquired from BBVA USA. Compared with March 31, 2021, PNC legacy nonperforming assets decreased $241 million reflecting improved credit performance.
Overall delinquencies at June 30, 2021 of $1.3 billion included $291 million acquired from BBVA USA, increasing $144 million compared to March 31, 2021 driven by delinquencies acquired from BBVA USA, partially offset by lower PNC legacy commercial and consumer delinquencies. Compared to June 30, 2020 delinquencies decreased $20 million. Under the CARES Act credit reporting rules and guidance from regulatory agencies, certain loans modified due to pandemic-related hardships were considered current during their modification period and not reported as past due.

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PNC Reports Second Quarter 2021 Net Income of $1.1 Billion, $2.43 Diluted EPS – Page 11
BUSINESS SEGMENT RESULTS
PNC has three reportable business segments: Retail Banking, Corporate & Institutional Banking, and Asset Management Group. Business segment results and a description of each business will be included in PNC's second quarter 2021 Form 10-Q.

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION
PNC Chairman, President and Chief Executive Officer William S. Demchak and Executive Vice President and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 10:00 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (877) 402-9103 and (312) 429-1278 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s second quarter 2021 earnings release, related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 and (402) 977-9140 (international), conference ID 21994450 and a replay of the audio webcast will be available on PNC’s website for 30 days.
The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.
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PNC Reports Second Quarter 2021 Net Income of $1.1 Billion, $2.43 Diluted EPS – Page 12

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS	Three months ended			Six months ended
Dollars in millions, except per share data	June 30	March 31	June 30	June 30	June 30
	2021	2021	2020	2021	2020
Revenue
Net interest income	$2,581	$2,348	$2,527	$4,929	$5,038
Noninterest income	2,086	1,872	1,549	3,958	3,374
Total revenue	4,667	4,220	4,076	8,887	8,412
Provision for (recapture of) credit losses	302	(551)	2,463	(249)	3,377
Noninterest expense	3,050	2,574	2,515	5,624	5,058
Income (loss) from continuing operations before income taxes and noncontrolling interests	$1,315	$2,197	$(902)	$3,512	$(23)
Income taxes (benefit) from continuing operations	212	371	(158)	583	(38)
Net income (loss) from continuing operations	$1,103	$1,826	$(744)	$2,929	$15
Income from discontinued operations before taxes			$5,596		$5,777
Income taxes from discontinued operations			1,197		1,222
Net income from discontinued operations			$4,399		$4,555
Net income	$1,103	$1,826	$3,655	$2,929	$4,570
Less:
Net income attributable to noncontrolling interests	12	10	7	22	14
Preferred stock dividends (a)	48	57	55	105	118
Preferred stock discount accretion and redemptions	1	1	1	2	2
Net income attributable to common shareholders	$1,042	$1,758	$3,592	$2,800	$4,436
Per Common Share
Basic earnings (loss) from continuing operations	$2.43	$4.11	$(1.90)	$6.54	$(0.29)
Basic earnings from discontinued operations			10.28		10.60
Total basic earnings	$2.43	$4.11	$8.40	$6.54	$10.33
Diluted earnings (loss) from continuing operations	$2.43	$4.10	$(1.90)	$6.53	$(0.29)
Diluted earnings from discontinued operations			10.28		10.59
Total diluted earnings	$2.43	$4.10	$8.40	$6.53	$10.32
Cash dividends declared per common share	$1.25	$1.15	$1.15	$2.40	$2.30
Effective tax rate from continuing operations (b)	16.1%	16.9%	17.5%	16.6%	165.2%
(a)Dividends are payable quarterly other than Series O, Series R and Series S preferred stock, which are payable semiannually, with the Series O payable in different quarters than the Series R and Series S preferred stock.
(b)The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax.

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PNC Reports Second Quarter 2021 Net Income of $1.1 Billion, $2.43 Diluted EPS – Page 13

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
	Three months ended			Six months ended
	June 30	March 31	June 30	June 30	June 30
	2021	2021	2020	2021	2020
PERFORMANCE RATIOS
Net interest margin (a)	2.29%	2.27%	2.52%	2.28%	2.67%
Noninterest income to total revenue	45%	44%	38%	45%	40%
Efficiency (b)	65%	61%	62%	63%	60%
Return on:
Average common shareholders' equity	8.32%	14.31%	30.11%	11.29%	19.15%
Average assets	0.88%	1.58%	3.21%	1.21%	2.11%
(a)Net interest margin is the total yield on interest-earning assets minus the total rate on interest-bearing liabilities and includes the benefit from use of noninterest-bearing sources. To provide more meaningful comparisons of net interest margins, we use net interest income on a taxable-equivalent basis in calculating average yields used in the calculation of net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended June 30, 2021, March 31, 2021 and June 30, 2020 were $15 million, $15 million and $19 million, respectively. The taxable equivalent adjustments to net interest income for the six months ended June 30, 2021 and June 30, 2020 were $30 million and $41 million, respectively.
(b)Calculated as noninterest expense divided by total revenue.

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PNC Reports Second Quarter 2021 Net Income of $1.1 Billion, $2.43 Diluted EPS – Page 14

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
	June 30	March 31	June 30
	2021	2021	2020
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$554,212	$474,414	$458,978
Loans (a)	$294,704	$237,013	$258,236
Allowance for loan and lease losses	$5,730	$4,714	$5,928
Interest-earning deposits with banks	$72,447	$86,161	$50,233
Investment securities	$126,543	$98,255	$98,493
Loans held for sale (a)	$2,227	$1,967	$1,443
Equity investments	$7,521	$6,386	$4,943
Mortgage servicing rights	$1,793	$1,680	$1,067
Goodwill	$10,958	$9,317	$9,233
Other assets (a)	$35,025	$30,894	$34,920
Noninterest-bearing deposits	$154,190	$120,641	$99,458
Interest-bearing deposits	$298,693	$254,426	$246,539
Total deposits	$452,883	$375,067	$345,997
Borrowed funds (a)	$34,813	$33,030	$47,026
Allowance for unfunded lending related commitments	$645	$507	$662
Total shareholders’ equity	$54,627	$53,849	$52,923
Common shareholders’ equity	$51,107	$50,331	$48,928
Accumulated other comprehensive income	$1,463	$1,290	$3,069
Book value per common share	$120.25	$118.47	$115.26
Tangible book value per common share (non-GAAP) (b)	$93.83	$96.57	$93.54
Period end common shares outstanding (millions)	425	425	425
Loans to deposits	65%	63%	75%
Common shareholders' equity to total assets	9.2%	10.6%	10.7%
CLIENT ASSETS (billions)
Discretionary client assets under management	$183	$173	$151
Nondiscretionary client assets under administration	172	161	138
Total client assets under administration	355	334	289
Brokerage account client assets	88	61	53
Total client assets	$443	$395	$342
CAPITAL RATIOS
Basel III (c) (d)
Common equity Tier 1	10.0%	12.6%	11.3%
Common equity Tier 1 fully implemented (e)	9.7%	12.3%	10.9%
Tier 1 risk-based	10.9%	13.7%	12.4%
Total capital risk-based (f)	13.1%	16.0%	14.9%
Leverage	8.7%	9.7%	9.4%
Supplementary leverage	7.3%	10.1%	9.3%
ASSET QUALITY
Nonperforming loans to total loans	0.94%	0.90%	0.73%
Nonperforming assets to total loans, OREO and foreclosed assets	0.96%	0.92%	0.76%
Nonperforming assets to total assets	0.51%	0.46%	0.43%
Net charge-offs to average loans (for the three months ended) (annualized)	0.48%	0.25%	0.35%
Allowance for loan and lease losses to total loans	1.94%	1.99%	2.30%
Allowance for credit losses to total loans (g)	2.16%	2.20%	2.55%
Allowance for loan and lease losses to nonperforming loans	206%	220%	316%
Accruing loans past due 90 days or more (in millions)	$527	$479	$456
(a)Amounts include assets and liabilities for which we have elected the fair value option. Our first quarter 2021 Form 10-Q included, and our second quarter 2021 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(b)See the Tangible Book Value per Common Share table on page 16 for additional information.
(c)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented and calculated based on the standardized approach. See Capital Ratios on page 15 for additional information. The ratios as of June 30, 2021 are estimated.
(d)The ratios are calculated to reflect PNC's election to adopt the CECL optional five-year transition provision.
(e)The fully implemented ratios are calculated to reflect the full impact of CECL and excludes the benefits of the five-year transition provision.
(f)The 2021 and 2020 Basel III Total risk-based capital ratios include nonqualifying trust preferred capital securities of $20 million and $40 million, respectively, that are subject to a phase-out period that runs through 2021.
(g)Excludes allowances for investment securities and other financial assets.
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PNC Reports Second Quarter 2021 Net Income of $1.1 Billion, $2.43 Diluted EPS – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

As of January 1, 2020, the 2019 Tailoring Rules became effective for PNC. The most significant changes involve PNC's election to exclude specific accumulated other comprehensive income items from common equity Tier 1 capital and higher thresholds used to calculate common equity Tier 1 capital deductions. Effective January 1, 2020, PNC must deduct from common equity Tier 1 capital investments in unconsolidated financial institutions, mortgage servicing rights and deferred tax assets (in each case, net of associated deferred tax liabilities) to the extent such items individually exceed 25% of the institution’s adjusted common equity Tier 1 capital.
PNC’s regulatory risk-based capital ratios in 2021 are calculated using the standardized approach for determining risk-weighted assets. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures and equity exposures are generally subject to higher risk weights than other types of exposures.
During 2020, regulators adopted a final rule permitting banks that have adopted the CECL standard to delay for two years CECL’s full impact on regulatory capital, relative to the incurred loss methodology’s impact on regulatory capital, followed by a three year transition period. PNC elected to adopt this optional five-year transition provision effective as of March 31, 2020. See the table below for the March 31, 2021 ratio and estimated June 30, 2021 ratio. For the full impact of PNC's adoption of CECL, which excludes the benefits of the five-year transition provision, see the June 30, 2021 and March 31, 2021 (Fully Implemented) estimates presented in the table below.
Our Basel III capital ratios may be impacted by changes to the regulatory capital rules and additional regulatory guidance or analysis.

Basel lll Common Equity Tier 1 Capital Ratios
	Basel III (a)
	June 30 2021 (estimated) (b)	March 31 2021 (b)	June 30 2020 (b)	June 30, 2021 (Fully Implemented) (estimated) (c)	March 31, 2021 (Fully Implemented) (estimated) (c)

Dollars in millions
Common stock, related surplus and retained earnings, net of treasury stock	$50,776	$50,095	$47,254	$49,645	$49,040
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(11,232)	(9,300)	(9,222)	(11,232)	(9,300)
All other adjustments	(199)	(36)	(75)	(223)	(42)
Basel III Common equity Tier 1 capital	$39,345	$40,759	$37,957	$38,190	$39,698
Basel III standardized approach risk-weighted assets (d)	$392,128	$323,630	$336,990	$391,792	$322,649
Basel III Common equity Tier 1 capital ratio	10.0%	12.6%	11.3%	9.7%	12.3%
(a)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented.
(b)The ratio is calculated to reflect PNC's election to adopt the CECL optional five-year transition provision.
(c)The June 30, 2021 and March 31, 2021 ratio is calculated to reflect the full impact of CECL and excludes the benefits of the five-year transition provision.
(d)Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.

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PNC Reports Second Quarter 2021 Net Income of $1.1 Billion, $2.43 Diluted EPS – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders’ equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company's capital management strategies and as an additional, conservative measure of total company value.

Tangible Book Value per Common Share (non-GAAP)
	June 30	March 31	June 30
Dollars in millions, except per share data	2021	2021	2020
Book value per common share	$120.25	$118.47	$115.26
Tangible book value per common share
Common shareholders' equity	$51,107	$50,331	$48,928
Goodwill and other intangible assets	(11,515)	(9,489)	(9,410)
Deferred tax liabilities on Goodwill and other intangible assets	284	189	188
Tangible common shareholders' equity	$39,876	$41,031	$39,706
Period-end common shares outstanding (millions)	425	425	425
Tangible book value per common share (non-GAAP)	$93.83	$96.57	$93.54

Pretax pre-provision earnings is a non-GAAP measure and is based on adjusting income from continuing operations before income taxes and noncontrolling interests to add back provision for (recapture of) credit losses. We believe that pretax, pre-provision earnings is a useful tool to help evaluate the ability to provide for credit costs through operations and provides an additional basis to compare results between periods by isolating the impact of provision for (recapture of) credit losses, which can vary significantly between periods.

Pretax Pre-Provision Earnings (non-GAAP)
	June 30	March 31	June 30
Dollars in millions	2021	2021	2020
Income (loss) from continuing operations before income taxes and noncontrolling interests	$1,315	$2,197	$(902)
Provision for (recapture of) credit losses	302	(551)	2,463
Pretax pre-provision earnings (non-GAAP)	$1,617	$1,646	$1,561

The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest income, we use interest income on a taxable-equivalent basis by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under GAAP. Taxable equivalent net interest income is only used for calculating net interest margin and net interest income shown elsewhere in this presentation is GAAP net interest income.

Taxable-Equivalent Net Interest Income (non-GAAP)
	June 30	March 31	June 30
Dollars in millions	2021	2021	2020
Net interest income	$2,581	$2,348	$2,527
Taxable-equivalent adjustments	15	15	19
Net interest income (Fully Taxable-Equivalent - FTE)	$2,596	$2,363	$2,546

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PNC Reports Second Quarter 2021 Net Income of $1.1 Billion, $2.43 Diluted EPS – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

The adjusted diluted earnings per common share is a non-GAAP measure and includes the impact of the BBVA USA acquisition. It is calculated based on adjusting net income attributable to diluted common shareholders by adding back the initial provision for credit losses recorded on June 1, 2021 and integration costs in the second quarter of 2021. We believe this non-GAAP measure serves as a useful tool in understanding PNC's results by providing greater comparability with prior periods, as well as demonstrating the effect of significant items.

Acquisition Adjusted Diluted Earnings per Common Share (non-GAAP)
	June 30	Per Common Share
Dollars in millions, except per share data	2021
Net income attributable to diluted common shareholders	$1,037	$2.43
Initial provision for credit losses and integration costs after tax (a)	882	2.07
Acquisition adjusted net income attributable to diluted common shareholders (non-GAAP)	$1,919	$4.50
Average diluted common shares outstanding (millions)	427
(a)Statutory tax rate of 21% used to calculate impacts.

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PNC Reports Second Quarter 2021 Net Income of $1.1 Billion, $2.43 Diluted EPS – Page 18
Cautionary Statement Regarding Forward-Looking Information
We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting us and our future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions.

Forward-looking statements are necessarily subject to numerous assumptions, risks and uncertainties, which change over time. Future events or circumstances may change our outlook and may also affect the nature of the assumptions, risks and uncertainties to which our forward-looking statements are subject. Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance. As a result, we caution against placing undue reliance on any forward-looking statements.
Our forward-looking statements are subject to the following principal risks and uncertainties.
▪Our businesses, financial results and balance sheet values are affected by business and economic conditions, including:
–Changes in interest rates and valuations in debt, equity and other financial markets,
–Disruptions in the U.S. and global financial markets,
–Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply, market interest rates and inflation,
–Changes in customer behavior due to changing business and economic conditions or legislative or regulatory initiatives,
–Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness,
–Impacts of tariffs and other trade policies of the U.S. and its global trading partners,
–The length and extent of the economic impacts of the COVID-19 pandemic,
–The impact of the results of the recent U.S. elections on the regulatory landscape, capital markets, and the response to and management of the COVID-19 pandemic, including the effectiveness of already-enacted fiscal stimulus from the federal government, a potential infrastructure bill and changes in tax laws, and
–Commodity price volatility.
▪Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting and do not take into account potential legal and regulatory contingencies. These statements are based on our view that:
–The U.S. economy is in an economic recovery, following a very severe but very short economic contraction in the first half of 2020 due to the COVID-19 pandemic and public health measures to contain it.
–With passage of the American Rescue Plan Act of 2021 and continued vaccine distribution, economic growth has picked up in 2021 and will remain very strong through the rest of this year and into 2022. Real GDP is expected to return to its pre-pandemic level in the second quarter of 2021. Employment in June 2021 was still down by 6.8 million from before the pandemic; PNC expects employment to return to its pre-pandemic level in the spring of 2022.
–Inflation has accelerated in mid-2021 on a year-ago basis due to comparisons with spring 2020 (when prices were falling), strong demand in specific segments, and supply chain disruptions. Inflation will slow in the second half of 2021.
–PNC expects the Federal Open Market Committee to keep the fed funds rate in its current range of 0.00 to 0.25 percent until mid-2023.

▪PNC’s ability to take certain capital actions, including returning capital to shareholders, is subject to PNC meeting or exceeding a stress capital buffer established by the Federal Reserve Board in connection with the Federal Reserve Board’s Comprehensive Capital Analysis and Review (CCAR) process.

▪PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory review of related models.

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PNC Reports Second Quarter 2021 Net Income of $1.1 Billion, $2.43 Diluted EPS – Page 19

Cautionary Statement Regarding Forward-Looking Information (Continued)

▪Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:
–Changes to laws and regulations, including changes affecting oversight of the financial services industry, consumer protection, bank capital and liquidity standards, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.
–Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.
–Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.
–Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

▪Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

▪Our acquisition of BBVA USA Bancshares, Inc. presents us with risks and uncertainties related to the integration of the acquired business into PNC including:
–The business of BBVA USA Bancshares, Inc., including its U.S. banking subsidiary, BBVA USA, going forward may not perform as we currently project or in a manner consistent with historical performance. As a result, the anticipated benefits, including estimated cost savings, of the transaction may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events, including those that are outside of our control.
–The integration of BBVA USA Bancshares, Inc., including its U.S. banking subsidiary, BBVA USA, with that of PNC and PNC Bank may be more difficult to achieve than anticipated or have unanticipated adverse results relating to BBVA USA Bancshares, Inc., including its U.S. banking subsidiary, BBVA USA, or our existing businesses. Our ability to integrate BBVA USA Bancshares, Inc., including its U.S. banking subsidiary, BBVA USA, successfully may be adversely affected by the fact that this transaction results in us entering several geographic markets where we did not previously have any meaningful presence.

▪In addition to the BBVA USA Bancshares, Inc. transaction, we grow our business in part through acquisitions and new strategic initiatives. Risks and uncertainties include those presented by the nature of the business acquired and strategic initiative, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

▪Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

▪Business and operating results can also be affected by widespread natural and other disasters, pandemics, dislocations, terrorist activities, system failures, security breaches, cyberattacks or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2020 Form 10-K and in our first quarter 2021 Form 10-Q, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments Notes of the Notes To Consolidated Financial Statements in those reports, and in our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.
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